Exhibit 99.1

GENCOR RELEASES FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

December 17, 2021 (PRIME NEWSWIRE)—Gencor Industries, Inc., (NASDAQ: GENC) announced today net revenue for the fourth quarter of 2021 increased 91.7% to $20.0 million compared to $10.5 million for the quarter ended September 30, 2020. The increase in net revenues reflected improved orders from prior year in anticipation of a new, broad infrastructure bill to replace the FAST Act, which after two temporary extensions, would have expired on December 3, 2021. On November 15, 2021, President Biden signed into law a five-year, $1.2 trillion infrastructure bill, the Infrastructure Investment and Jobs Act, including $550 billion in new spending and reauthorization of $650 billion in previously allocated funds. This provides $110 billion for the nation’s highways, bridges and roads. Gross profit as a percentage of net revenue were 17.2% for the quarter ended September 30, 2021, a decrease from 18.3% for the quarter ended September 30, 2020. Gross profit margins were negatively impacted by unabsorbed manufacturing labor and overhead expenses. In addition, increases in labor rates and steel and OEM parts prices contributed to the lower overall gross margins during the quarter ended September 30, 2021.

Operating loss for the quarter ended September 30, 2021 was ($0.7) million compared to an operating loss of $(1.7) million for the quarter ended September 30, 2020. The Company had net non-operating expense of $(0.4) million for the quarter ended September 30, 2021 compared to net non-operating income of $0.7 million for the quarter ended September 30, 2020. The Company’s tax benefit was $0.7 million for the quarter ended September 30, 2021 compared to a tax benefit of $0.4 million for the quarter ended September 30, 2020. Net loss for the quarter ended September 30, 2021 was $(0.4) million compared to a net loss of $(0.6) million for the quarter ended September 30, 2020.

Net revenue for the year ended September 30, 2021 increased 10.1% to $85.3 million from $77.4 million for the year ended September 30, 2020. The increase in net revenue was due primarily to paver equipment and parts sales of approximately $6.1 million for the year ended September 30, 2021, compared with no paver related revenues in fiscal 2020. Gross profit margins were 21.3% in fiscal 2021 a decrease from 24.5% in fiscal 2020. The gross profit margins for the year ended September 30, 2021 were negatively impacted by approximately $4.6 million of unabsorbed manufacturing labor and overhead expenses. In addition, increases in labor rates and steel and OEM parts prices contributed to the lower overall gross margins during the year ended September 30, 2021.

The Company had operating income for the year ended September 30, 2021 of $0.7 million compared to $5.5 million for the year ended September 30, 2020. The lower operating income was driven by the lower gross profit margins, increased product engineering and development expenses and higher selling, general and administrative expenses and professional fees to support business development efforts. The Company had non-operating income of $5.9 million for the year ended September 30, 2021 compared to $1.1 million for the year ended September 30, 2020.

The effective income tax rate for fiscal 2021 was 12.5% versus 17.2% in fiscal 2020.

Net income for the year ended September 30, 2021 was $5.8 million ($0.40 per basic share and $0.39 per diluted share) versus net income of $5.5 million ($0.38 per basic and diluted share) for the year ended September 30, 2020.

At September 30, 2021, the Company had $118.2 million in cash and marketable securities, a decrease of $6.9 million over the September 30, 2020 balance of $125.1 million. The Company’s working capital was $155.4 million at September 30, 2021 versus $153.2 million at September 30, 2020. The Company has no short-term or long-term debt.

The Company’s backlog, which includes orders received through the date of this filing, was $53.0 million at December 1, 2021 compared to $24.9 million at December 1, 2020.

Mr. Marc Elliott, Gencor’s President, stated, “Fiscal 2021 brought on new challenges that Gencor effectively managed through. Similar to most manufacturing companies, we have been navigating through labor constraints, supply chain delays, and steel price inflation that have increased approximately 200% during the fiscal year.

Market demand for Gencor’s asphalt plants and components remains strong, represented by a significant year-over-year increase in backlog. Our ability to meet the high level of demand is partially constrained by labor and to a lesser degree by supply chain challenges. We are working with our suppliers on material and product availability and costs to mitigate the impact on our customers.

While the economic landscape remains challenging due to the ongoing supply constraints, and significantly higher steel and material costs and a tight labor market, Gencor continues to deliver to ensure that we meet our customers’ equipment needs. We are optimistic that the passage of the $1.2 trillion infrastructure bill will provide a catalyst for our markets for the next few years. We believe this clarity will drive many states to accelerate their long deferred infrastructure projects.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials and equipment and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC.

Consolidated Income Statements

For the Years Ended September 30, 2021 and 2020

	2021	2020
Net revenue	$85,278,000	$77,420,000
Cost of goods sold	67,100,000	58,467,000

Gross profit	18,178,000	18,953,000
Operating expenses:
Product engineering and development	4,278,000	3,061,000
Selling, general and administrative	13,199,000	10,356,000

Total operating expenses	17,477,000	13,417,000

Operating income	701,000	5,536,000
Other income (expense), net:
Interest and dividend income, net of fees	1,762,000	2,321,000
Realized and unrealized gains (losses) on marketable securities, net	4,171,000	(1,160,000)
Other	—	(16,000)

	5,933,000	1,145,000

Income before income tax expense	6,634,000	6,681,000
Income tax expense	829,000	1,150,000

Net income	$5,805,000	$5,531,000

Basic earnings per common share	$0.40	$0.38

Diluted earnings per common share	$0.39	$0.38

GENCOR INDUSTRIES, INC.

Consolidated Balance Sheets

As of September 30, 2021 and 2020

	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$23,232,000	$35,584,000
Marketable securities at fair value (cost of $93,690,000 at September 30, 2021 and $89,514,000 at September 30, 2020)	94,976,000	89,498,000
Accounts receivable, less allowance for doubtful accounts of $321,000 at September 30, 2021 and $442,000 at September 30, 2020	2,622,000	1,992,000
Costs and estimated earnings in excess of billings	1,903,000	6,405,000
Inventories, net	41,888,000	27,090,000
Prepaid expenses	2,202,000	1,189,000

Total current assets	166,823,000	161,758,000

Property and equipment, net	11,801,000	8,341,000
Other long-term assets	838,000	995,000

Total Assets	$179,462,000	$171,094,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,105,000	$1,728,000
Customer deposits	5,244,000	3,853,000
Accrued expenses	2,645,000	2,605,000
Current operating lease liabilities	393,000	328,000

Total current liabilities	11,387,000	8,514,000
Deferred and other income taxes	394,000	746,000
Non-current operating lease liabilities	392,000	614,000

Total liabilities	12,173,000	9,874,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized;
12,338,845 shares and 12,287,337 shares issued and outstanding at September 30, 2021 and 2020, respectively	1,234,000	1,229,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized;
2,318,857 shares issued and outstanding at September 30, 2021 and 2020	232,000	232,000
Capital in excess of par value	12,590,000	12,331,000
Retained earnings	153,233,000	147,428,000

Total shareholders’ equity	167,289,000	161,220,000

Total Liabilities and Shareholders’ Equity	$179,462,000	$171,094,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements about the Company’s beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. Actual results may differ materially depending on a variety of important factors, including the financial condition of the Company’s customers, changes in the economic and competitive environments, demand for the Company’s products, the duration and scope of the coronavirus (“COVID-19”) pandemic, actions governments, and businesses take in response to the COVID-19 pandemic, including mandatory business closures; the impact of the pandemic and actions taken on regional economies; the pace of recovery when the COVID-19 pandemic subsides. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements.

For information concerning these factors and related matters, see the following sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2021: (a) Part I, Item 1A, “Risk Factors” and (b) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. However, other factors besides those referenced could adversely affect the Company’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by the Company herein speak as of the date of this press release. The Company does not undertake to update any forward-looking statements, except as required by law.

Unless the context otherwise indicates, all references in this press release to the “Company,” “Gencor,” “we,” “us,” or “our,” or similar words are to Gencor Industries, Inc. and its subsidiaries.

Contact:        Eric Mellen, Chief Financial Officer

                      407-290-6000